Exhibit 99.1

Power3 Medical Updates the Status of Its 2004 Form 10-KSB Filing

THE WOODLANDS, Texas — April 27, 2005 — Power3 Medical Products, Inc. (OTC BB: PWRME) today announced that on April 23, 2005 it submitted a written letter to the Office of the Chief Accountant (“OCA”) of the U.S. Securities and Exchange Commission (“SEC”) seeking its guidance with respect to the accounting issues that have delayed the filing of the Company’s 2004 Form 10-KSB.

As previously reported by the Company in its Form 8-K filed April 15, 2005, and in its press release dated April 18, 2005, the Company was unable to file its 2004 Form 10-KSB within the extended deadline ending April 15, 2005.  Although the Company’s audit for 2004 is effectively complete, the Company has been unable to file its 2004 Form 10-KSB because Fitts, Roberts & Co., the former auditor of Advanced Bio/Chem, refused to give its consent to the inclusion, in the Company’s 2004 Form 10-KSB, of Fitts Roberts’ audit opinion on the financial statements of Advanced Bio/Chem for fiscal year 2003.

As the Company has previously disclosed, the Company has requested Advanced Bio/Chem to engage new auditors to obtain a separate audit of the 2003 financial statements.  Although the Company continues to work with Advanced Bio/Chem in connection with this request, the Company has elected to pursue guidance from the SEC in an alternative effort to resolve the matter as expeditiously as possible.

“Power3 decided to seek the guidance of the SEC in resolving this accounting matter because it has impeded the Company’s ability to report financial results in a timely and accurate manner” said Steven Rash, Chairman and CEO.  “We are aggressively pursuing this alternative approach because we believe it may allow for a more expedient resolution of the open points and avoid what could be a time consuming and costly re-audit of the 2003 financial statements of Advanced BioChem.  The management teams of Power3 and Advanced Bio/Chem are working closely together and are committed to resolving the issue as quickly and efficiently as possible.

“While the delay of this filing presents difficulties that we did not anticipate, we remain optimistic concerning the commercialization efforts of Power3,” continued Mr. Rash.  “We continue to believe that our portfolio of over 300 differentially expressed proteins is unrivaled in the industry, and provides us with a technology platform that credibly promises to speed the diagnosis and treatment of devastating diseases such as breast cancer, Alzheimer’s and ALS.”

Finally, Power3 also advised that the OTC Bulletin Board has appended the fifth character “E” to the Power3 trading symbol as of the opening of business on April 22, 2005. The character “E” was added because the Power3 Form 10-KSB was not filed in a timely manner.  The Company expects the “E” to be removed once all filings are current with the SEC.  If Power3 is unable to file its 2004 Form 10-KSB on or before May [20], 2005, Power3’s common stock will no longer be eligible for quotation on the OTCBB.  Power3 intends to request an appeal from the OTCBB’s Hearings Panel if it is unable to file its 2004 Form 10-KSB on or before such date.

About Power3 Medical Products

Power3 Medical Products, http://www.Power3Medical.com, is a leading proteomics company engaged in the discovery of protein footprints, pathways, and mechanisms of diseases. The Company’s patent-pending technologies are being used to develop screening and diagnostic tests for the early detection and treatment of disease. The Company’s identified protein biomarkers, drug targets, and diagnostic tests are targeted toward markets with critical unmet needs in areas such as breast cancer and neurodegenerative disease. The Company operates a state-of-the-art proteomics laboratory in The Woodlands, Texas.

This press release contains “forward-looking” statements, including statements related to the outcome of certain actions being taken by the Company and the anticipated timing and nature of filings with the Securities and Exchange Commission. Any statements in this press release, which are not statements of historical fact, may be deemed to be forward-looking statements. Words such as “will,” “expects,” “anticipates,” “plans,” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors and uncertainties that could cause results to differ materially from those indicated by these forward-looking statements, including risks inherent in research and development activities; the ability to raise sufficient capital and obtain financing for the development activities; uncertainties associated with regulatory approvals; as well as other risks detailed from time to time in Power3’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003, and its reports on Form 10-QSB and Form 8-K. Power3 assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Corporate	Investor Relations
Steven Rash	Kathy Price
Chairman/CEO	Managing Director
Power3 Medical Products, Inc.	The Anne McBride Company
T: 281-466-1600	Tel: 212-983-1702 x212